Exhibit 10.23

As of June 29, 2005

Boulder Specialty Brands, Inc.

6106 Sunrise Ranch Drive

Longmont, Colorado 80503

Re: Consulting Services

Gentlemen:

The undersigned has agreed to serve as a special advisor of Boulder Specialty Brands, Inc. (the “Company”) and understands that the Company is intending to undertake an initial public offering of the securities of the Company (“IPO”) in contemplation of identifying and completing a Business Combination with one or more target businesses.

1. As a special advisor (the “Advisor”), to the Company, the Advisor agrees to assist the Company in conducting financial, operational and other requested due diligence concerning one or more target businesses identified by the Company (these services are collectively hereinafter referred to as “Advisory Services”). Such services shall be rendered following the completion of the IPO and through and until the completion of a Business Combination by the Company. The Company may also utilize the Advisor’s services prior to the completion of the IPO for the purpose of assisting the Company in evaluating and addressing financial reporting or disclosure issues that arise in connection with the IPO.

2. The Advisory Services will be rendered by the Advisor to the Company at such times and at such locations as are requested and specified by the Company from time to time. Notwithstanding the foregoing, the Advisor and the Company each acknowledge and agree that the undersigned is not contractually bound to render the Advisory Services and that, as such, the obligation of the undersigned to render Advisory Services to the Company is subject to the schedule and availability of the Advisor. The Company will endeavor, to the extent possible, to give the Advisor advance notice of the times and dates during which the Advisor’s services may be required by the Company; conversely, the Advisor will attempt, where reasonably practicable, to give the Company advance notice of any other consulting or employment commitments that could or will impact the Advisor’s availability to the Company. Nothing in this letter agreement is to be construed to limit or otherwise act to restrain the ability of the Advisor to take full time employment with another business or to undertake other consulting activities that would effectively make the Advisor’s services unavailable to the Company, it being the understanding of the parties that the Advisor will render Advisory Services to the Company when and if he is available to do so.

3. While rendering Advisory Services to the Company, the Advisor shall be paid a per diem consulting rate of $1,250. Partial day services rendered by the Advisor shall be compensated on a proportional basis to the full per diem rate. In addition, the Company shall promptly reimburse the Advisor for all out-of-pocket expenses incurred by the Advisor in connection with his rendering of Advisory Services to the Company. The Advisor and the Company agree that the Advisor shall tender invoices to the Company on a bi-weekly or monthly basis, as the parties may then agree. Payment on all such invoices shall be due from the Company within seven days after receipt. Such invoices shall describe in reasonable detail the Advisory Services rendered by the Advisor during the period covered by the invoice.

4. In order to minimize potential conflicts of interest which may arise from multiple affiliations, the undersigned agrees to present to the Company for its consideration reasonable opportunities to acquire an operating business that he may become aware of, until the earlier of the consummation by the Company of a Business Combination, the liquidation of the Company or until such time as the undersigned ceases to be a special advisor of the Company, subject to any pre-existing fiduciary obligations the undersigned may have.

5. The Advisor agrees that neither he nor any member of his family will be entitled to receive or accept a finder’s fee or equivalent compensation in the event the undersigned, any member of the family of the undersigned or any affiliate of the undersigned identifies one or more target businesses with which the Company engages in a Business Combination.

6. The Advisor’s biographical information furnished to the Company and Roth Capital and attached hereto as Exhibit A is true and accurate in all respects, does not omit any material information with respect to the undersigned’s background and contains all of the information required to be disclosed pursuant to Section 401 of Regulation S-K, promulgated under the Securities Act of 1933, as amended. The undersigned represents and warrants that:

(a)	he is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction;

(b)	he has never been convicted of or pleaded guilty to any crime (i) involving any fraud or (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and he is not currently a defendant in any such criminal proceeding; and

(c)	he has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked.

10. The undersigned has full right and power, without violating any agreement by which he is bound, to enter into this letter agreement and to serve as special advisor to the Company.

11. As used herein, a “Business Combination” shall mean an acquisition by merger, capital stock exchange, asset or stock acquisition, reorganization or otherwise, of an operating business in the food and beverage industries selected by the Company.

Christopher W. Wolf
Print Name of Special Advisor

/s/ CHRISTOPHER W. WOLF
Signature

EXHIBIT A

Christopher W. Wolf has over 18 years experience as a financial executive and consultant to companies in the marketing, retail, and technology sectors. From 1996 to 2004, Mr. Wolf was employed in various finance and tax positions with Catalina Marketing Corporation, culminating in his service as chief financial officer from 2002 to 2004. He also served as executive vice president from 2003 to 2004; senior vice president from 2002 to 2003; vice president –finance and treasurer from 2000 to 2002; executive director of tax, treasury and international finance from 1998 to 2000; senior director of tax and international finance from 1997 to 1998; and senior director of tax from 1996 to 1997. As chief financial officer, Mr. Wolf had responsibility for strategic planning, development and leadership of the finance function of Catalina, a leader in behavior-based, targeted-marketing services and programs offered through a variety of distribution channels with revenues of over $450 million. These marketing services include discount coupons, loyalty marketing programs, informative newsletters, sampling, advertising, in-store instant-win games and other incentives that are delivered directly to shoppers by various methods. Mr. Wolf also had oversight responsibility in his role as chief financial officer for corporate governance, legal affairs, intellectual property, SEC reporting, investor relations, financial analysis and planning, and both capital and operating budgeting, forecasting and cash management.

Prior to joining Catalina, Mr. Wolf served for a ten year period as a tax manager and consultant for Arthur Andersen & Co. In addition to assisting clients in tax planning and compliance matters and representing clients before the Internal Revenue Service and state tax authorities with respect to income, sales, use and other taxes, Mr. Wolf consulted on tax issues with respect to mergers and acquisitions, initial public offerings, spin-offs, and other taxable and tax-free corporate finance transactions. Mr. Wolf is a certified public accountant. He holds a B.S. degree in accounting from Florida State University and a Master of Accounting degree from the University of North Carolina.